Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-284305) and Form S-8 (Nos. 333-279404, 333-270547, 333-228771, 333-204494 and 333-197226) of our report dated May 14, 2025, relating to the consolidated financial statements of TCTM Kids IT Education Inc. as of and for the year ended December 31, 2024, appearing in this Annual Report on Form 20-F for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Assentsure PAC

Singapore

May 15, 2025